Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following Registration Statements on Form S-3 (Nos. 333-234235, 333-252078, 333-252903, 333-257433, 333-257661), Form S-1 (No. 333-250945) and Form S-8 (Nos. 333-203703, 333-210369, 333-216858, 333-224062, 333-230041, 333-236794, 333-252743, 333-270340, 333-257429, and 333-270341) of Zevra Therapeutics, Inc. of our report dated March 27, 2023, relating to the financial statements of Acer Therapeutics, Inc. (the Company) included in Form S-4 of Zevra Therapeutics, Inc. and incorporated by reference in this Form 8‐K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, P.C.

Boston, Massachusetts

February 2, 2024